												Exhibit 12.2
												10/12/2007
GULF POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred and preference dividend requirements for the five years ended December 31, 2006 and the year to date June 30, 2007
												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2002		2003		2004		2005		2006		2007
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$104,397		$110,104		$108,135		$120,951		$124,582		$66,148
Interest expense, net of amounts capitalized		31,452		31,069		34,925		40,317		44,133		22,530
Distributions on mandatorily redeemable preferred securities		8,524		7,085		1,113		0		0		0
AFUDC - Debt funds		1,392		314		819		515		160		381

Earnings as defined		$145,765		$148,572		$144,992		$161,783		$168,875		$89,059
FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$28,815		$27,194		$27,693		$29,718		$28,863		$16,991
Interest on affiliated loans		629		202		3,530		5,018		6,887		3,170
Interest on interim obligations		446		197		241		1,472		3,713		114
Amort of debt disc, premium and expense, net		2,591		2,895		3,050		2,963		2,894		1,418
Other interest charges		363		895		1,230		1,661		1,936		1,218
Distributions on mandatorily redeemable preferred securities		8,524		7,085		1,113		0		0		0
Fixed charges as defined		41,368		38,468		36,857		40,832		44,293		22,911
Tax deductible preferred dividends		5		5		5		5		0		0
		41,373		38,473		36,862		40,837		44,293		22,911
Non-tax deductible preferred and preference dividends		212		212		212		756		3,300		1,650
Ratio of net income before taxes to net income	x	1.552	x	1.590	x	1.580	x	1.592	x	1.571	x	1.583
Preferred and preference dividend requirements before income taxes		329		337		335		1,204		5,184		2,612
Fixed charges plus preferred and preference dividend requirements		$41,702		$38,810		$37,197		$42,041		$49,477		$25,523
RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
AND PREFERENCE DIVIDEND REQUIREMENTS		3.50		3.83		3.90		3.85		3.41		3.49